Exhibit 4.2.7.5


                                                               EXECUTION COPY


                 COMPENSATION AND MULTIANNUAL MODE AGREEMENT


                             September 23, 2003


Morgan Stanley & Co., Incorporated
  as Senior Remarketing Agent BNY
Capital Markets, Inc.
  as co-Remarketing Agent

c/o Morgan Stanley & Co., Incorporated
1221 Avenue of the Americas, 30th Floor
New York, NY 10020

     Reference is made to (i) the Remarketing Agent's Agreement, dated as of May 1, 1996, by and among the Connecticut Development Authority ("CDA"), The Connecticut Light and Power Company (the "Company") and BNY Capital Markets, Inc. (`BNYCMI') as successor remarketing agent (the "Remarketing Agreement"),
(ii) the Direction to Appoint Senior Remarketing Agent and Co-Remarketing Agent dated September 17, 2003 (the "Direction to Appoint") by and among the Company and CDA, and agreed and accepted by Morgan Stanley & Co., Incorporated ("Morgan Stanley") and BNYCMI under which Morgan Stanley was appointed Senior Remarketing Agent and BNYCMI was appointed Co-Remarketing Agent (together with the Senior Remarketing Agent, the "Remarketing Agents") and (iii) the Amended and Restated Indenture of Trust dated as of May 1, 1996, and amended and restated as of January 1, 1997, between the CDA and U.S. Bank National Association, as successor Trustee (the "Indenture") pursuant to which the CDA issued $62,000,000 Connecticut Development Authority Pollution Control Revenue Bonds (The Connecticut Light and Power Company Project -1996A Series) (the "Bonds"). Terms initially capitalized but not defined herein shall have the meaning ascribed to them in the Indenture.

     Intending to be legally bound, the parties hereto agree as follows:

     1. BNYCMI is currently acting as the sole Remarketing Agent under the Remarketing Agreement. In accordance with Section 6 of the Remarketing Agreement and the Direction to Appoint, the parties agree that Morgan Stanley and BNYCMI shall act as Senior Remarketing Agent and co-Remarketing Agent, respectively, under the Remarketing Agreement in connection with the Remarketing (as defined below). Such appointments shall be effective as of the date of this Agreement; provided that, except for the obligations undertaken by the Remarketing Agents as described in the next paragraph, BNYCMI shall continue to act as sole remarketing agent of the Bonds in the Weekly Mode under the Remarketing Agreement until the Bonds are converted to the Multiannual Mode. In connection with the Remarketing of the Bonds, BNYCMI shall act as co-Remarketing Agent and shall have only those further responsibilities under the Remarketing Agreement as shall be agreed between it and the Senior Remarketing Agent.

     2. Compensation. Subject to the terms and conditions of this Agreement and the Remarketing Agreement, the Remarketing Agents each severally agree to use their best efforts to remarket the Bonds in the Multiannual Mode for a Rate Period of five years, commencing on October 1, 2003, in accordance with the Indenture, the Supplement and the Reoffering Circular described below (the "Remarketing"). Pursuant to Article 2 of the Remarketing Agreement, and in consideration of the services to be performed by the Remarketing Agents hereunder and under the Remarketing Agreement, the Company agrees to pay to the Senior Remarketing Agent, for the benefit of itself and the Co-Remarketing Agent, a fee of $310,000 (the "Fee") in respect of the Remarketing. The Remarketing Agents agree to apportion the Fee between themselves on such basis as they shall mutually agree, and jointly and severally agree to indemnify the Company for any claims arising out of such apportionment. In addition, the Company will pay, or cause to be paid, all expenses incident to the Remarketing, including, without limitation, all costs of printing and mailing the Preliminary and Final Supplements dated September 17, 2003 and September 23, 2003, respectively, to Reoffering Circular dated January 20, 1997 (the "Reoffering Circular"), including the Reoffering Circular itself and the other appendices thereto and the documents incorporated by reference therein (collectively, the "Supplement") and any amendments or supplements thereto, all other documents prepared in connection with the Remarketing, and the reasonable fees and expenses of counsel for the Remarketing Agents. The Fee shall be payable on the Remarketing Date (as defined below) in immediately available funds by wire transfer to the account designated in writing by the Senior Remarketing Agent.

     3. Representations and Warranties. The Company represents and warrants to and agrees with the Remarketing Agents that:

          (a) The Company and its subsidiaries have been duly formed, are validly existing as corporations in good standing under the laws of the jurisdictions of their organization, have the power and authority to own their property and to conduct their business as described in the Supplement and are duly qualified to transact business and are in good standing in each jurisdiction in which the conduct of their business or their ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the Company or its subsidiaries, taken as a whole. The Company and its subsidiaries possess such material certificates, authorizations, franchises or permits issued by the appropriate state or federal regulatory authorities or bodies as are necessary to conduct their businesses as currently conducted.

         (b) This Agreement has been duly authorized, executed and delivered by the Company. The Remarketing Agreement is a valid and binding agreement of the Company and the Remarketing Agents are entitled to the benefits thereunder.

         (c) The execution and delivery by the Company of, and the performance by the Company of its obligations under, this Agreement will not contravene any provision of applicable law or the Certificate of Incorporation or By-Laws of the Company or any agreement or other instrument binding upon the Company that is material to the Company, or any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Company, and no consent, approval, authorization or order of, or qualification with, any governmental body or agency is required for the performance by the Company of its obligations under this Agreement.

          (d) The Supplement does not, and any supplement or amendment thereto will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that the representations and warranties contained in this Section 1(d) shall not apply to (i) Appendix B to the Supplement, (ii) Appendices C, D, E, or F to the Reoffering Circular, (iii) the information in the Reoffering Circular under the captions "The Authority," "The Bonds - Book-Entry Only System," "Ambac Indemnity Corporation," "Tax Matters," "Litigation - The Authority," "Non-Impairment Pledge of the State," "Legality for Investment," or "Legal Matters," or (iv) statements in or omissions from the Supplement (or any supplement or amendment thereto) based upon information relating to the Remarketing Agents furnished to the Company in writing by the Remarketing Agents expressly for use therein.

     4. Conditions to the Remarketing Agents' Obligations. The obligations of the Remarketing Agents shall be subject to (i) the condition that all representations and warranties and other statements of the Company herein are, at and as of the date hereof and as of October 1, 2003 (the "Remarketing Date"), true and correct, and the Remarketing Agents shall have received on the Remarketing Date a certificate, dated the Remarketing Date and signed by an executive officer of the Company, to that effect, (ii) the condition that the Company shall have performed all of its obligations hereunder to be performed at or prior to the Remarketing Date, and (ii) the following additional conditions:

          (a) At the Remarketing Date, the Remarketing Agents shall be furnished with the following opinions, dated the Remarketing Date:

               (i) an opinion of Day, Berry & Howard LLP, special counsel to the Company, to the effect that the statements made in the Supplement under the captions "Introductory Statement" and "Conversion to Multiannual Mode" and in the Reoffering Circular under the captions "Introductory Statement," "The Bonds" (other than under the subcaption "Book-Entry Only System," as to which such special counsel need express no opinion), "The Loan Agreement," "The Tax Regulatory Agreement," "The Indenture," "The Mortgage Bonds and the Mortgage," "The Insurance Policy," and "Continuing Disclosure" to the extent they constitute summaries of legal matters or documents referred to therein are accurate in all material respects, and as to such other matters as the Remarketing Agents may reasonably request.

               (ii) an opinion of Jeffrey C. Miller, Esq., Assistant General Counsel of Northeast Utilities Service Company, to the effect that no facts have come to his attention that have caused him to believe that Appendix A to the Supplement, including the documents incorporated by reference therein, as of the Remarketing Date, contained or contains an untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (except that in each case he is not required to express any view as to the financial statements, schedules and other financial data and financial projections included therein or excluded therefrom).

               (iii) the opinion of Winston & Strawn LLP, Bond Counsel, required under the Indenture to be delivered upon the occasion of the conversion of the Bonds to the Multiannual Mode, which opinion shall permit the Remarketing Agents to rely thereon.

          (b) The Remarketing Agents shall have received an agreed upon procedures letter from Deloitte & Touche LLP, dated the Remarketing Date (A) confirming that they are independent public accountants with respect to the Company within the meaning of the Securities Act of 1933, as amended, and the applicable rules and regulations adopted by the Securities and Exchange Commission (the "Commission") thereunder,
     (B) stating that in their opinion the financial statements examined by them and incorporated by reference in the Supplement complied as to form in all material respects with the applicable accounting requirements of the Commission, including the applicable rules and regulations adopted by the Commission, and (C) covering, as of a date not more than three business days prior to the date of such letter, such other matters as the Remarketing Agents reasonably request.

          (c) At the Remarketing Date the Bonds shall have the benefit of the Ambac Assurance Corporation policy described in the Supplement and the Reoffering Circular, and the Remarketing Agents shall have received evidence satisfactory to them that the Bonds have been rated at least "AAA" by S&P and "Aaa" by Moody's.

          5.   Effectiveness and Termination of Agreement.

          (a) This Agreement shall become effective upon the execution and delivery of this Agreement by the parties hereto.

          (b) This Agreement shall terminate as to a Remarketing Agent upon and resignation of such Remarketing Agent under paragraph 6 of the Remarketing Agreement, provided that the reference in clause (vii) thereof shall be deemed to refer to the Supplement.

     6. Counterparts. This Agreement may be signed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

     7. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

     Please confirm your agreement by having an authorized officer sign a copy of this Agreement in the space set forth below.

                                 Very truly yours,


                                 THE CONNECTICUT LIGHT AND POWER COMPANY

                                 By:  /s/ Randy A. Shoop
                                          Randy A. Shoop
                                 Title:   Treasurer



Accepted and agreed:


MORGAN STANLEY & CO.,
INCORPORATED


By:  /s/ F. J. Sweeney
Name:    F. J. Sweeney
Title:   Managing Director

BNY CAPITAL MARKETS INC.


By:  /s/ Daniel C. deMenocal, Jr.
Name:    Daniel C. deMenocal, Jr.
Title:   Managing Director